Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Aikido Pharma, Inc. (the “Company”) on Form S-8 (File No. 333-210627, File No. 333-197429, File No. 333-187811, and File No. 333-185524), Form S-3 ( File No. 333-238172) and Form S-1 ( File No. 333-236199), of our report dated March 25, 2021 with respect to our audit of the consolidated financial statements of Aikido Pharma, Inc. as of December 31, 2020 and for year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Aikido Pharma, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

New York, NY

March 28, 2022